                                                                    EXHIBIT 12.1

                            PAINE WEBBER GROUP INC.
 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS
                           (IN THOUSANDS OF DOLLARS)




                                                                                 Years Ended December 31,
                                                           --------------------------------------------------------------
                                                              1995         1994         1993         1992         1991
                                                           ----------   ----------   ----------   ----------   ----------
    Income before taxes                                    $  102,677   $   44,385   $  407,576   $  339,115   $  226,247
                                                           ----------   ----------   ----------   ----------   ----------

    Preferred stock dividends                                  36,260        1,710        5,828       27,789       34,732
                                                           ----------   ----------   ----------   ----------   ----------

    Fixed charges:

       Interest                                             1,969,811    1,428,653    1,130,712      879,242    1,056,124

       Interest factor in rents                                59,491       51,102       50,133       45,962       43,804
                                                           ----------   ----------   ----------   ----------   ----------

       Total fixed charges                                  2,029,302    1,479,755    1,180,845      925,204    1,099,928
                                                           ----------   ----------   ----------   ----------   ----------

    Total fixed charges and preferred
          stock dividends                                   2,065,562    1,481,465    1,186,673      952,993    1,134,660
                                                           ----------   ----------   ----------   ----------   ----------

    Income before taxes and fixed charges                  $2,131,979   $1,524,140   $1,588,421   $1,264,319   $1,326,175
                                                           ==========   ==========   ==========   ==========   ==========

    Ratio of earnings to fixed charges
     and preferred stock dividends                                1.0          1.0          1.3          1.3          1.2
                                                           ==========   ==========   ==========   ==========   ==========


    For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends (tax effected), "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings and that portion of rental expense estimated to be representative of the interest factor.